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Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY
Press Contact:	Arthur Coppola, President and Chief Executive Officer or Thomas E. O'Hern, Executive Vice President and Chief Financial Officer (310) 394-6000

MACERICH ANNOUNCES FFO PER SHARE-DILUTED UP 11.5% IN SECOND QUARTER

        Santa Monica, CA (8/07/08)—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended June 30, 2008 which included total funds from operations ("FFO") diluted of $103.2 million or $1.16 per diluted share, up 11.5% compared to $1.04 per diluted share for the quarter ended June 30, 2007. For the six months ended June 30, 2008, FFO-diluted was $199.2 million compared to $177.1 million for the six months ended June 30, 2007. Net income available to common stockholders for the quarter ended June 30, 2008 was $18.8 million or $.25 per share-diluted compared to $10.9 million or $.15 per share-diluted for the quarter ended June 30, 2007. For the six months ended June 30, 2008, net income available to common stockholders was $114.4 million or $1.55 per share-diluted compared to $14.4 million or $.20 per share-diluted for the six months ended June 30, 2007. The Company's definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts ("NAREIT"). A reconciliation of net income to FFO and net income per common share-diluted ("EPS") to FFO per share-diluted is included in the financial tables accompanying this press release.

  Recent Highlights:

  •
  During the quarter, Macerich signed 370,000 square feet of specialty store leases (up 7.9% from the second quarter of 2007) with average initial rents of $45.51 per square foot. Starting base rent on new lease signings was 26.5% higher than the expiring base rent.

  •
  Mall tenant sales per square foot for the trailing twelve month period increased to $468 for the quarter ended June 30, 2008 compared to $458 for the quarter ended June 30, 2007.

  •
  Portfolio occupancy at June 30, 2008 was 92.9% compared to 93.2% at June 30, 2007. On a same center basis, occupancy was 92.8% at June 30, 2008 compared to 93.1% at June 30, 2007.

  •
  Same center net operating income for the quarter was up 3.35% compared to the same period in 2007.

  •
  FFO per share-diluted increased 11.5% compared to the second quarter of 2007.

  •
  Since May, the Company has closed on over $1.0 billion in financings. Those six financing transactions have generated proceeds in excess of the maturing loans of over $600 million.

        Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, "In light of the economy, we are pleased with the continuing strong fundamentals with occupancy levels near 93%, strong releasing spreads and solid same center growth in net operating income. In addition, we had a tremendous amount of financing activity which generated substantial liquidity and further strengthened our balance sheet. The majority of our redevelopment effort is on The Oaks and Santa Monica Place, both of which saw significant progress during the quarter."

Redevelopment and Development Activity

        The expansion of The Oaks, a 1.1 million square-foot super regional mall in Thousand Oaks, California, continues on schedule toward a multi-phased opening beginning with a 138,000-square-foot Nordstrom Department Store slated to open on September 5, 2008. New additions to the center's interior retail lineup include the first-to-markets Bare Escentuals, Fruits and Passions, kate spade, Marciano and Teavana. Construction on the two-level, open-air retail, dining and entertainment venue, anchored by Muvico Entertainment, Devon Seafood Grill, Ruth Chris's Steakhouse and Lazy Dog Cafe and a complete interior renovation continues toward a phased opening beginning Fall 2008.

        On July 15, Macerich announced plans for a new 122,000-square-foot Nordstrom that will debut as an additional anchor for Santa Monica Place, a regional shopping center under redevelopment in affluent Santa Monica, California. Nordstrom will replace a vacant anchor space acquired as a result of the Federated merger. Projected to re-open in Fall 2009, construction on the project is well underway and the roof has been removed, setting the stage for the center's transformation into a sophisticated, urban, open-air environment.

        Vertical construction of an approximately 160,000-square-foot luxury wing expansion at Scottsdale Fashion Square is underway and on schedule for a projected opening of phase-I of the project in Fall 2009. Anchored by a first-to-market 60,000-square-foot Barneys New York, the expansion will introduce up to 100,000 square feet of luxury shops and restaurants on Scottsdale Road. New retailers inside the center include A/X Armani Exchange, Bare Escentuals, Bottega Veneta, Metropark, Puma and Socrati.

        On July 15, plans were announced to expand the existing Nordstrom footprint at Broadway Plaza, the Company's high-performing asset in Walnut Creek, California. Previously announced was the addition of luxury department store Neiman-Marcus. The entitlement process for the new anchor addition is anticipated to be complete in late 2008. Broadway Plaza is a 697,984-square-foot open-air regional shopping center in the East Bay/San Francisco area.

Financing Activity

        Subsequent to the first quarter, the Company has closed on six transactions with its pro rata share of the financings being $1.045 billion which generated excess proceeds above the prior loans of over $600 million. The excess proceeds were used to pay down the Company's line of credit.

        On May 6, 2008, the Company closed on a $100 million financing of The Mall of Victor Valley, a regional mall in Victorville, California, at an initial rate of 4.32%. Some of the loan proceeds paid off the former loan of approximately $51 million with an interest rate of 5.25%. This floating rate loan has an initial term of three years extendable to five years.

        On June 5, 2008, Westside Pavilion, a 740,000 square foot regional mall in Los Angeles was refinanced with a new $175 million five year loan with an initial interest rate of 4.45%. Some of the loan proceeds paid off the former loan of $91.6 million with an interest rate of 6.74%.

        On June 13, 2008, the Company closed on a $150 million loan on the recently opened SanTan Village regional shopping center. The floating rate loan has an initial three year term, extendable to five years. The initial funding was approximately $117 million at an initial interest rate of 4.73%. Approximately $33 million of additional proceeds will be distributed as the remaining construction costs are incurred.

        On July 10, 2008, a $170 million, 6.76% seven year fixed rate loan was placed on Fresno Fashion Fair, a super regional mall in Fresno, California. A portion of the proceeds were used to pay off the previous loan of $63.1 million bearing interest at 6.52%.

        On July 11, 2008, the Company placed a $300 million combination construction—permanent loan on The Oaks, a super regional mall in Thousand Oaks, California. The initial funding was $220 million at an interest rate of 4.29%. Approximately $48 million of additional proceeds will be distributed upon completion of the construction and another $30 million upon stabilization. This floating rate loan has an initial term of three years.

        Additionally, on July 31, 2008, the Company closed on a $150 million, seven year, 6.11% fixed interest rate loan secured by Broadway Plaza. A portion of the proceeds were used to pay off the current loan of $59 million (with a 6.68% interest rate). The Company owns 50% of this joint venture.

        Upon completion of these financings, the Company has less than $100 million of remaining maturities for 2008.

        The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 86% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about The Macerich Company can be obtained from the Company's web site at www.macerich.com.

Investor Conference Call

        The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com (Investing section) and through CCBN at www.earnings.com. The call begins today, August 7, 2008 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investing section) will be available for one year after the call.

        The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

        Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K/A for the year ended December 31, 2007, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(See attached tables)

##

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(e)		Impact of SFAS 144(e)		Results after SFAS 144(e)
	For the Three Months Ended June 30,		For the Three Months Ended June 30,		For the Three Months Ended June 30,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$130,673	$125,920	$(7,069)	$(11,136)	$123,604	$114,784
Percentage rents	2,954	2,919	—	(81)	2,954	2,838
Tenant recoveries	67,067	67,995	(1,421)	(7,345)	65,646	60,650
Management Companies' revenues	10,382	9,599	—	—	10,382	9,599
Other income	6,775	9,356	(64)	(2,903)	6,711	6,453

Total revenues	$217,851	$215,789	$(8,554)	$(21,465)	$209,297	$194,324

Shopping center and operating expenses	69,354	69,172	(2,099)	(7,299)	67,255	61,873
Management Companies' operating expenses	20,529	18,519	—	—	20,529	18,519
Income tax benefit	(689)	(787)	—	—	(689)	(787)
Depreciation and amortization	57,772	59,291	(961)	(5,638)	56,811	53,653
REIT general and administrative expenses	4,135	4,412	—	—	4,135	4,412
Interest expense	68,506	62,226	—	(3,500)	68,506	58,726
Gain on sale or disposition of assets	376	1,183	113	1,096	489	2,279
Equity in income of unconsolidated joint ventures(c)	24,946	18,997	—	—	24,946	18,997
Minority interests in consolidated joint ventures	(879)	(3,602)	1	3,685	(878)	83
Income from continuing operations	22,687	19,534	(5,380)	(247)	17,307	19,287
Discontinued Operations:
Loss on sale or disposition of assets	—	—	(113)	(1,124)	(113)	(1,124)
Income from discontinued operations	—	—	5,493	1,371	5,493	1,371
Income before minority interests of OP	22,687	19,534	—	—	22,687	19,534
Income allocated to minority interests of OP	3,058	1,940	—	—	3,058	1,940
Net income before preferred dividends	19,629	17,594	—	—	19,629	17,594
Preferred dividends(a)	835	2,575	—	—	835	2,575
Adjustment of minority interest due to redemption value	—	4,119	—	—	—	4,119
Net income to common stockholders	18,794	10,900	—	—	18,794	10,900

Average number of shares outstanding—basic	73,780	71,528			73,780	71,528

Average shares outstanding, assuming full conversion of OP Units(d)(e)	86,781	84,552			86,781	84,552

Average shares outstanding—Funds From Operations ("FFO")—diluted(a)(d)(e)	88,633	96,701			88,633	96,701

Per share income—diluted before discontinued operations	—	—			$0.19	$0.20

Net income per share—basic	$0.25	$0.15			$0.25	$0.15

Net income per share—diluted(a)(e)	$0.25	$0.15			$0.25	$0.15

Dividend declared per share	$0.80	$0.71			$0.80	$0.71

FFO—basic(b)(d)	$102,345	$89,409			$102,345	$89,409

FFO—diluted(a)(b)(d)(e)	$103,180	$100,696			$103,180	$100,696

FFO per share—basic(b)(d)	$1.19	$1.06			$1.19	$1.06

FFO per share—diluted(a)(b)(d)(e)	$1.16	$1.04			$1.16	$1.04

Results of Operations:

	Results before SFAS 144(e)		Impact of SFAS 144(e)		Results after SFAS 144(e)
	For the Six Months Ended June 30,		For the Six Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$262,760	$249,913	$(13,325)	$(22,169)	$249,435	$227,744
Percentage rents	5,658	6,706	—	(204)	5,658	6,502
Tenant recoveries	134,898	135,778	(2,863)	(14,263)	132,035	121,515
Management Companies' revenues	20,073	18,353	—	—	20,073	18,353
Other income	13,388	16,946	(348)	(3,938)	13,040	13,008

Total revenues	$436,777	$427,696	$(16,536)	$(40,574)	$420,241	$387,122

Shopping center and operating expenses	140,307	137,849	(4,135)	(13,960)	136,172	123,889
Management Companies' operating expenses	38,872	36,274	—	—	38,872	36,274
Income tax benefit	(388)	(907)	—	—	(388)	(907)
Depreciation and amortization	118,901	115,267	(1,383)	(10,235)	117,518	105,032
REIT general and administrative expenses	8,538	9,785	—	—	8,538	9,785
Interest expense	139,333	129,781	—	(7,035)	139,333	122,746
Loss on early extinguishment of debt	—	877	—	—	—	877
Gain on sale or disposition of assets	100,313	2,646	(99,150)	1,385	1,163	4,031
Equity in income of unconsolidated joint ventures(c)	47,244	33,480	—	—	47,244	33,480
Minority interests in consolidated joint ventures	(1,404)	(8,640)	—	7,505	(1,404)	(1,135)
Income from continuing operations	137,367	26,256	(110,168)	(454)	27,199	25,802
Discontinued Operations:
Gain (loss) on sale or disposition of assets	—	—	99,150	(1,413)	99,150	(1,413)
Income from discontinued operations	—	—	11,018	1,867	11,018	1,867
Income before minority interests of OP	137,367	26,256	—	—	137,367	26,256
Income allocated to minority interests of OP	19,656	2,578	—	—	19,656	2,578
Net income before preferred dividends	117,711	23,678	—	—	117,711	23,678
Preferred dividends(a)	3,289	5,150	—	—	3,289	5,150
Adjustment of minority interest due to redemption value	—	4,119	—	—	—	4,119
Net income to common stockholders	114,422	14,409	—	—	114,422	14,409

Average number of shares outstanding—basic	73,061	71,597			73,061	71,597

Average shares outstanding, assuming full conversion of OP Units(d)(e)	88,465	84,792			88,465	84,792

Average shares outstanding—FFO—diluted(a)(d)(e)	88,465	88,419			88,465	88,419

Per share income—diluted before discontinued operations	—	—			$0.31	$0.25

Net income per share—basic	$1.57	$0.20			$1.57	$0.20

Net income per share—diluted(a)(e)	$1.55	$0.20			$1.55	$0.20

Dividend declared per share	$1.60	$1.42			$1.60	$1.42

FFO—basic(b)(d)	$195,902	$171,902			$195,902	$171,902

FFO—diluted(a)(b)(d)(e)	$199,191	$177,052			$199,191	$177,052

FFO per share—basic(b)(d)	$2.29	$2.03			$2.29	$2.03

FFO per share—diluted(a)(b)(d)(e)	$2.25	$2.00			$2.25	$2.00

(a)
On February 25, 1998, the Company sold $100 million of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. The preferred shares outstanding were assumed converted for purposes of net income per share—diluted for the six months ended June 30, 2008. The preferred shares outstanding were not assumed converted for the three months ended June 30, 2008 and for all periods presented for 2007 as they would be antidilutive to the calculation.

  The weighted average preferred shares outstanding are assumed converted for purposes of FFO per share—diluted as they are dilutive to those calculations for all periods presented. On October 18, 2007, 560,000 shares of convertible preferred stock were converted to common shares. Additionally, on May 6, 2008 and May 8, 2008, 684,000 and 1,338,860 shares of convertible preferred stock were converted to common shares, respectively.

(b)
The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

  Effective January 1, 2003, gains or losses on sales of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three and six months ended June 30, 2008 and 2007 by $1.4 million, $3.0 million, $(0.2) million and $0.7 million, respectively, or by $.01 per share, $0.03 per share, $0.00 per share and $.01 per share, respectively. Additionally, SFAS 141 increased FFO for the three and six months ended June 30, 2008 and 2007 by $3.9 million and $8.5 million, $3.5 million and $7.5 million, respectively, or by $.04 per share, $0.10 per share, $0.04 per share and $0.08 per share, respectively.

(c)
This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d)
The Macerich Partnership, LP (the "Operating Partnership" or the "OP") has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation. For the three and six months ended June 30, 2008 and 2007, the MACWH, LP preferred units were antidilutive to FFO.

(e)
In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

  On December 17, 2007, the Company, as part of a sale/leaseback transaction involving Mervyn's sites, identified certain locations available for sale. The Company has classified the results of operations from these sites as discontinued operations.

  On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. The participating units are not assumed converted for purposes of net income per share and FFO—diluted per share for all periods presented as they would be antidilutive to the calculation. On January 1, 2008, a subsidiary of the Company, at the election of the holders, redeemed approximately 3.4 million participating convertible preferred units in exchange for the distribution of the interests in the entity which held that portion of the Wilmorite portfolio that consisted of Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza ("Rochester Properties"). This exchange is referred to as the "Rochester Redemption." As a result of the Rochester Redemption , the Company has classified the results of operations from the Rochester Properties to discontinued operations and recorded a gain of $99.3 million for the period ended March 31, 2008.

Pro rata share of joint ventures:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Revenues:
Minimum rents	$67,124	$61,985	$133,434	$123,875
Percentage rents	2,143	1,938	4,405	4,225
Tenant recoveries	31,452	28,602	64,048	57,791
Other	9,851	3,291	14,009	5,954

Total revenues	$110,570	$95,816	$215,896	$191,845

Expenses:
Shopping center expenses	35,988	32,807	71,913	63,395
Interest expense	25,668	23,751	51,927	48,068
Depreciation and amortization	25,755	20,696	48,034	45,084

Total operating expenses	87,411	77,254	171,874	156,547

Gain (loss) on sale of assets	1,604	362	2,923	(2,020)
Equity in income of joint ventures	183	73	299	202

Net income	$24,946	$18,997	$47,244	$33,480

Reconciliation of Net Income to FFO(b):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Net income—available to common stockholders	$18,794	$10,900	$114,422	$14,409
Adjustments to reconcile net income to FFO—basic
Minority interest in OP	3,058	1,940	19,656	2,578
Gain on sale or disposition of consolidated assets	(376)	(1,183)	(100,313)	(2,646)
Adjustment of minority interest due to redemption value	—	4,119	—	4,119
plus gain on undepreciated asset sales—consolidated assets	241	(542)	574	339
plus minority interest share of gain on sale of consolidated joint ventures	248	(488)	589	348
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(1,604)	(362)	(2,923)	2,020
plus gain on undepreciated asset sales—unconsolidated entities (pro rata share)	1,116	350	2,436	350
plus minority interest share of gain on sale of unconsolidated entities	487	—	487	—
Depreciation and amortization on consolidated assets(f)	57,772	59,291	118,901	115,267
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(788)	(1,332)	(1,361)	(2,326)
Depreciation and amortization on joint ventures (pro rata)(f)	25,755	20,696	48,034	45,084
Less: depreciation on personal property and amortization of loan costs(f)	(2,358)	(3,980)	(4,600)	(7,640)

Total FFO—basic	102,345	89,409	195,902	171,902
Additional adjustment to arrive at FFO—diluted
Preferred stock dividends earned	835	2,575	3,289	5,150
Convertible debt—interest expense	—	8,712	—	—

Total FFO—diluted	$103,180	$100,696	$199,191	$177,052

(f)
In 2008, amortization of loan costs is included in interest expense.

Reconciliation of EPS to FFO per diluted share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Earnings per share—diluted	$0.25	$0.15	$1.55	$0.20
Per share impact of depreciation and amortization of real estate	0.92	0.88	1.88	1.77
Per share impact of (gain) loss on sale or disposition of depreciated assets	0.00	(0.03)	(1.16)	(0.01)
Per share impact of preferred stock not dilutive to EPS	(0.01)	(0.01)	(0.02)	(0.01)
Per share impact of adjustment of minority interest due to redemption value	—	0.05	—	0.05

FFO per share—diluted	$1.16	$1.04	$2.25	$2.00

Reconciliation of Net Income to EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Net income—available to common stockholders	$18,794	$10,900	$114,422	$14,409
Interest expense	68,506	62,226	139,333	129,781
Interest expense—unconsolidated entities (pro rata)	25,668	23,751	51,927	48,068
Depreciation and amortization—consolidated assets	57,772	59,291	118,901	115,267
Depreciation and amortization—unconsolidated entities (pro rata)	25,755	20,696	48,034	45,084
Minority interest	3,058	1,940	19,656	2,578
Adjustment of minority interest due to redemption value	—	4,119	—	4,119
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,191)	(1,766)	(1,950)	(3,201)
Loss on early extinguishment of debt	—	—	—	877
Gain on sale or disposition of assets—consolidated assets	(376)	(1,183)	(100,313)	(2,646)
(Gain) loss on sale of assets—unconsolidated entities (pro rata)	(1,604)	(362)	(2,923)	2,020
Add: Minority interest share of gain on sale of consolidated joint ventures	248	(488)	589	348
Add: Minority interest share of gain on sale of unconsolidated entities	487	—	487	—
Income tax benefit	(689)	(787)	(388)	(907)
Distributions on preferred units	264	3,547	540	7,094
Preferred dividends	835	2,575	3,289	5,150

EBITDA(g)	$197,527	$184,459	$391,604	$368,041

Reconciliation of EBITDA to Same Centers—Net Operating Income ("NOI"):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
EBITDA(g)	$197,527	$184,459	$391,604	$368,041
Add: REIT general and administrative expenses	4,135	4,412	8,538	9,785
Management Companies' revenues	(10,382)	(9,599)	(20,073)	(18,353)
Management Companies' operating expenses	20,529	18,519	38,872	36,274
Lease termination income of comparable centers	(2,264)	(2,130)	(4,787)	(5,483)
EBITDA of non-comparable centers	(38,607)	(30,256)	(71,110)	(57,949)

Same Centers—NOI(h)	$170,938	$165,405	$343,044	$332,315

(g)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(h)
The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses. Same center NOI excludes the impact of straight-line and SFAS 141 adjustments to minimum rents.

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